                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       AMERICAN BUSINESS PRODUCTS, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO)
                                                AMERICAN BUSINESS PRODUCTS, INC.
                                  POST OFFICE BOX 105684  ATLANTA, GEORGIA 30348
                                                                  (404) 953-8300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1995

     NOTICE HEREBY IS GIVEN that the 1995 Annual Meeting of Shareholders of American Business Products, Inc. (the "Company") will be held at The Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Wednesday, April 26, 1995, at 11:00 a.m., Atlanta time, for the purpose of considering and voting upon:

          1. A proposal to elect four directors of the Company.

          2. A proposal to amend the American Business Products, Inc. 1991 Stock Option Plan to permit awards of restricted stock, to change the name of the plan and to increase the number of shares of Common Stock of the Company authorized for issuance under the plan.

          3. A proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1995.

          4. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

     Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 7, 1995 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                           By Order of the Board of Directors.

                                           Dawn M. Gray
                                           ----------------
                                           DAWN M. GRAY
                                           Secretary

Atlanta, Georgia
March 20, 1995

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. THE PROMPT RETURN OF PROXY CARDS WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

                        AMERICAN BUSINESS PRODUCTS, INC.
                             2100 RIVEREDGE PARKWAY
                                   SUITE 1200
                             ATLANTA, GEORGIA 30328

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1995

     This Proxy Statement is furnished to the shareholders of American Business Products, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1995 Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournments thereof. The Annual Meeting will be held on Wednesday, April 26, 1995, at The Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, at 11:00 a.m., Atlanta time.

     The approximate date on which this Proxy Statement and the enclosed form(s) of proxy card are first being sent or given to shareholders is March 20, 1995.

                                     VOTING

GENERAL

     The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $2.00 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 7, 1995. On the record date, 10,662,801 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

     In voting with regard to the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will not be counted and will have no effect.

     In voting with regard to the proposal to amend the 1991 Stock Option Plan (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by federal law and is the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote, provided a quorum is present. In accordance with federal law, abstentions are considered in determining the number of votes required to obtain a majority of the outstanding shares and will have the same legal effect as a vote against such proposal.

     In voting with regard to the proposal to ratify the appointment of independent auditors (Proposal 3), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 3 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

     Under the rules of the New York Stock Exchange and the American Stock Exchange (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

PROXIES

     Proxy cards are being transmitted with this Proxy Statement to all holders of Common Stock of the Company. Separate proxy cards are being transmitted to all employees who have shares of Common Stock allocated to their accounts under the Company's Stock Bonus Plan. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE PROXY CARD AND DESCRIBED HEREIN. If any other matters properly may come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the Annual Meeting; provided, however, that under the rules of the Exchanges, any beneficial owner of the Company's Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges; and provided further, that proxy cards delivered by employees voting shares allocated to their accounts under the Company's Stock Bonus Plan are revocable only by giving written notice to, or by executing and delivering a later dated proxy card to, the Trustees of the Stock Bonus Plan. Pursuant to the terms of the Stock Bonus Plan, employees owning shares of Common Stock allocated to their accounts under the Stock Bonus Plan may vote such shares only by delivering a duly executed and dated proxy card to the Trustees and may not vote such shares in person at the Annual Meeting.

     In addition to soliciting proxies though the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone, facsimile or telegraph. All expenses incurred in connection with the solicitation of proxies will be borne by the Company, including the charges and expenses of brokerage firms, nominees, custodians, fiduciaries and others for forwarding solicitation materials to beneficial owners of Common Stock.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of December 31, 1994 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, by each executive officer named in the Summary Compensation Table herein and by all directors and executive officers of the Company as a group, based on data furnished to the Company by such persons.

                                                                     NUMBER OF SHARES
                                                                    BENEFICIALLY OWNED
                                   NAME                            (PERCENT OF CLASS)(1)
          -------------------------------------------------------  ---------------------
          Curtis Investment Company, LP                                  2,710,811(2)
            Lonnie C. Bird                                                  (25.4%)
          T. R. Carmody                                                     36,418(3)
          R. W. Gundeck                                                      3,487(3)
          W. C. Downer                                                      17,118(3)
          R. A. LeFeber                                                     11,180(3)
          B. Rogers                                                         18,093(3)
          All directors and executive officers                             330,063(4)
            of the Company as a group (15 persons)                           (3.1%)

- - ---------------

(1) The stock ownership information shown above and in "Proposal 1 -- Election of Directors -- Information Regarding Nominees and Directors" is based upon information furnished to the Company by the named persons. Beneficial ownership as reported in this Proxy Statement has been determined in accordance with regulations of the Securities and Exchange Commission (the "Commission") and includes shares of Common Stock of the Company which may be acquired within 60 days upon the exercise of outstanding stock options. The named persons have sole voting and investment power with regard to the shares shown as owned by such persons except as otherwise indicated.

(2) The shares shown include 88,660 shares owned by Lonnie C. Bird; 92 shares allocated to the account of Ms. Bird under the Company's Stock Bonus Plan; 68,914 shares that Ms. Bird votes as trustee of certain family trusts or as custodian for certain minor family members and as to which she disclaims any beneficial ownership; 1,500 shares which Ms. Bird votes as Chairperson of the Arcadia Wildlife Preserve and as to which she disclaims any beneficial ownership; 27,795 shares owned by the Residuary Trust Under the Will of Richard B. Curtis for which Ms. Bird shares voting and investment power with Richard B. Curtis, Jr. and Trust Company Bank and as to which she disclaims any beneficial ownership; 14,062 shares owned by the Henry Curtis Family Trust of 1990 for which Ms. Bird shares voting and investment power; and 2,509,788 shares owned by Curtis Investment Company, LP ("CIC"), a limited partnership of which Ms. Bird is the managing partner. As managing partner, Ms. Bird has sole voting and investment power for all of the shares owned by CIC, although Ms. Bird's proportionate interest in CIC is less than 10%. Ms. Bird is the sister of Henry Curtis VII, a current director of the Company. The address of CIC and Ms. Bird is 2100 RiverEdge Parkway, Suite 1200, Atlanta, Georgia 30328.

(3) The percentage of shares beneficially owned represents less than one percent of the outstanding Common Stock of the Company. With regard to the beneficial ownership of shares of Common Stock by Mr. Carmody and Mr. Gundeck, see Note (+) on page 7 hereof; with regard to Mr. Downer, the shares shown include 8,709 shares owned jointly with his wife, 4,332 shares which Mr. Downer may acquire upon the exercise of stock options and 4,077 shares allocated to his account under the Company's Stock

     Bonus Plan; with regard to Mr. LeFeber, the shares shown include 3,375 shares owned jointly with his wife, 4,347 shares which Mr. LeFeber may acquire upon the exercise of stock options and 3,458 shares allocated to his account under the Company's Stock Bonus Plan; and with regard to Mr. Rogers, the shares shown include 11,883 shares owned jointly with his wife, 3,000 shares which Mr. Rogers may acquire upon the exercise of stock options and 3,210 shares allocated to his account under the Company's Stock Bonus Plan.

(4) The shares shown include 24,654 shares which may be acquired by certain directors and executive officers pursuant to the exercise of stock options; 1,574 shares owned by the spouses of certain directors as to which the respective directors disclaim beneficial ownership; 49,672 shares owned jointly by certain directors and executive officers with their spouses; 53,006 shares voted by a director as trustee and as to which he disclaims any beneficial ownership; 14,062 shares owned by the Henry Curtis Family Trust of 1990 for which a director shares voting and investment power; 26,034 shares allocated to the accounts of the directors and executive officers under the Company's Stock Bonus Plan; and 2,075 shares held by Mr. Schmalzried, a current director whose term of office as a director of the Company will not continue after the Annual Meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Company provide that the Board of Directors of the Company shall consist of not less than three nor more than fifteen persons and that the number of directors shall be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors of the Company at twelve. The Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible. The term of office of one of the classes of directors expires each year, and a new class of directors is elected each year by the shareholders for a term of three years and until their successors are elected and qualified.

     The Board of Directors has nominated Thomas R. Carmody, Robert W. Gundeck, Hollis L. Harris and W. Stell Huie to stand for election as directors at the Annual Meeting. Messrs. Carmody, Gundeck, Harris and Huie presently are members of the Board of Directors whose terms are scheduled to expire at the Annual Meeting. Each nominee has consented to serve as a director if elected. If re-elected by the shareholders, Messrs. Carmody, Gundeck, Harris and Huie will serve a three year term which will expire at the time of the 1998 Annual Meeting of Shareholders.

     If any of the nominees should become unavailable to serve for any reason (which is not anticipated), the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates or by resolution reduce the authorized number of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THOMAS R. CARMODY, ROBERT W. GUNDECK, HOLLIS L. HARRIS AND
W. STELL HUIE AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 1998 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     Set forth below is certain information as of December 31, 1994 regarding the four nominees for director, all current directors whose terms of office will continue after the Annual Meeting, Mr. Schmalzried, a director whose term of office will not continue after the Annual Meeting, and Mr. McClelland, an individual appointed to serve the remaining unexpired portion of the term of Mr. Schmalzried.

     PERSONS NOMINATED TO SERVE AS DIRECTORS UNTIL THE 1998 ANNUAL MEETING

     THOMAS R. CARMODY has been Chairman of the Board of Directors of the Company since April 1994 and Chief Executive Officer of the Company since 1988. He previously served as President of the Company from 1985 until April 1994, as Executive Vice President of the Company from 1982 until 1985 and as Chief Operating Officer of the Company from 1982 until 1988. Mr. Carmody has been employed by the Company or Curtis 1000 Inc., a wholly-owned subsidiary of the Company, since 1955 and has been a director of the Company since 1983. Mr. Carmody is 61. He beneficially owns 36,418 shares of the Common Stock of the Company.*+

     ROBERT W. GUNDECK has been President of the Company since April 1994 and Chief Operating Officer of the Company since 1993. He previously served as Executive Vice President of the Company from 1993 until April 1994 and as Vice President -- Corporate Development of the Company from 1990 until 1993. From 1988 until 1990 Mr. Gundeck was Director of Acquisitions and Corporate Development of the Company. Mr. Gundeck has been a director of the Company since 1993. Mr. Gundeck is 51. He beneficially owns 3,487 shares of Common Stock of the Company.*+

     HOLLIS L. HARRIS has been Chairman, President and Chief Executive Officer of Air Canada since 1993 and Chairman of the Board and Chief Executive Officer of Air Eagle Holdings, Inc., an aviation consulting company, since 1991. He previously served as Vice Chairman, President and Chief Executive Officer of Air Canada from February 1992 to December 1992. He was Chairman of the Board, President and Chief Executive Officer of Continental Airlines, Inc. and President and Chief Executive Officer of Continental Airlines Holdings, Inc. from 1990 until 1991. Continental Airlines and Continental Airlines Holdings, Inc. filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code in 1990. Mr. Harris served as President and Chief Operating Officer of Delta Air Lines, Inc. from 1987 to 1990. Mr. Harris has been a director of the Company since 1988. He also is a director of Continental Airlines, Inc. Mr. Harris is 63. He beneficially owns 387 shares of the Common Stock of the Company.*

     W. STELL HUIE has been Senior Counsel to the law firm of Long, Aldridge & Norman, general counsel to the Company, since January 1995. He previously was a Senior Partner in Long, Aldridge & Norman from 1984 until January 1995. He has been a practicing attorney since 1953. Mr. Huie has been a director of the Company since 1968. Mr. Huie is 64. He beneficially owns 14,438 shares of the Common Stock of the Company.*+

                DIRECTORS TO SERVE UNTIL THE 1997 ANNUAL MEETING

     F. DUANE ACKERMAN has been Vice Chairman and Chief Operating Officer of BellSouth Corporation since January 1995. He previously served as President and Chief Executive Officer of BellSouth Telecommunications, Inc. from 1992 until 1994. From 1991 until 1992 he served as President and Chief Operating Officer of BellSouth Telecommunications, Inc. and from March 1991 until November 1991 he served as its Vice Chairman and Group President. Mr. Ackerman previously served as Vice Chairman --

Finance & Administration of BellSouth Corporation from 1989 until 1991. Mr. Ackerman has been a director of the Company since 1993. Mr. Ackerman is a director of BellSouth Corporation, Wachovia Bank of Georgia, N.A. and American Heritage Life Insurance Corporation. Mr. Ackerman is 52. He beneficially owns 400 shares of the Common Stock of the Company.*

     JOHN E. ADERHOLD was Chairman and Chief Executive Officer of the Rayloc division of Genuine Parts Company, which re-manufactures and sells automobile parts, from 1989 until his retirement in 1992. Mr. Aderhold has been a director of the Company since 1988. He also is a director of Aaron Rents, Inc., The Actava Group Inc., Winter Companies, Bankhead Enterprises, Inc., Technology Park, Inc. and Georgia World Congress Center and is Chairman of the Board of Lanier Bank & Trust Company. Mr. Aderhold is 69. He beneficially owns 3,338 shares of the Common Stock of the Company.*

     THOMAS F. KELLER, Ph.D. has been Dean of the Fuqua School of Business at Duke University and R.J. Reynolds Professor of Business Administration at Duke University since 1974. Dr. Keller is a director of Ladd Furniture, Inc., Nations Funds, Inc., Hatteras Income Securities, Inc., Cambridge Series Trust, Monk-Austin, Inc., Mebane Packaging Group, Unisphere Southeast, Inc., Welbilt Corp. and Wendy's International, Inc. Dr. Keller is 63. He beneficially owns 500 shares of the Common Stock of the Company.*

     REX A. MCCLELLAND has been Senior Vice President -- Corporate Services of Delta Airlines, Inc. ("Delta") and has been President of DAL Moscow, Inc., a wholly owned subsidiary of Delta, since 1993. He previously served as Senior Vice President -- Administrative Services of Delta from 1992 until 1993. He was Senior Vice President -- Operations of Delta from 1987 until 1992. Mr. McClelland has been appointed as a member of the Board of Directors of the Company, effective as of the date of the Annual Meeting, to serve for the remaining unexpired portion of the term of Marvin E. Schmalzried, who, having attained the age of 70, is retiring as a director at the Annual Meeting as required by the retirement policy of the Board of Directors. Mr. McClelland also is a director of WorldSpan, Delta's customer reservations system service provider, TransQuest Information Solutions, a travel and transportation technology venture jointly owned by Delta and American Telephone & Telegraph Co., and Delta-Aeroflot Travel Enterprises, which is jointly owned by Delta and Aeroflot. Mr. McClelland is 58. He beneficially owns 200 shares of the Common Stock of the Company.*

     MARVIN E. SCHMALZRIED has been Executive Vice President and a director of Strategics, Inc., a marketing company, since 1993. He previously served as Senior Vice President and Chief Financial Officer of View-Master Ideal Group, Inc., a toy manufacturer, from 1987 until 1990. Mr. Schmalzried has been a director of the Company since 1982. He also is a director of Intercity Management Corp., an oil and gas production company. Mr. Schmalzried is 70. He beneficially owns 2,075 shares of the Common Stock of the Company. In compliance with Company retirement policies, Mr. Schmalzried's term of office as a director of the Company will not continue after the Annual Meeting.*

                DIRECTORS TO SERVE UNTIL THE 1996 ANNUAL MEETING

     W. J. BIGGERS served as Chairman of the Board of the Company from 1983 until 1994, as President of the Company from 1973 to 1985 and as Chief Executive Officer of the Company from 1973 to 1988. Mr. Biggers retired as an officer of the Company in 1991 after having served with the Company or its predecessors since 1961. Mr. Biggers has been a director of the Company since 1968. Mr. Biggers is 67. He beneficially owns 61,047 shares of the Common Stock of the Company.*+

     HENRY CURTIS VII has been Vice President of Administration and Sales Support of Curtis 1000 Inc. since 1992. He previously served as Director of Administration and Sales Support of Curtis 1000 Inc. from 1990 to 1992. Mr. Curtis served as Director of Employee Benefits of the Company from 1983 to 1990 and has held various positions with the Company and its wholly-owned subsidiaries, Curtis 1000 Inc. and Vanier Graphics Corporation, since 1971. He has been a director of the Company since 1989. Mr. Curtis is 46. He beneficially owns 154,668 shares (1.5%) of the Common Stock of the Company.+

     HERBERT J. DICKSON has been a management consultant since 1993. He previously served as Chairman of the Board of Fortune Financial Services, Inc., a finance company, from 1987 to 1993. Mr. Dickson has been a director of the Company since 1973. He also is a director of Blount, Inc. and Martin Industries, Inc. Mr. Dickson is 69. He beneficially owns 4,839 shares of the Common Stock of the Company.*

     G. HAROLD NORTHROP has been Vice Chairman of the Board of Trustees of the Ida Cason Callaway Foundation, a non-profit foundation (the "Foundation"), since 1992 and Chairman of the Executive Committee of the Board of Trustees of the Foundation since 1991. He also has served as a Trustee of the Foundation and a director of Callaway Gardens Resort, Inc., which operates Callaway Gardens, a resort and convention center, since 1972. Mr. Northrop was President and Chief Executive Officer of the Foundation from 1972 until 1991 and was President and Chief Executive Officer of Callaway Gardens Resort, Inc. from 1972 until 1990. Mr. Northrop has been a director of the Company since 1986. He also is a director of Trust Company Bank of Columbus, Georgia and John H. Harland Company. Mr. Northrop is 59. He beneficially owns 2,075 shares of the Common Stock of the Company.*
- - ---------------

* Less than one percent.
+ With regard to Mr. Biggers, the shares shown include 3,000 shares which Mr.
  Biggers may acquire upon the exercise of stock options, 9,810 shares allocated to his account under the Company's Stock Bonus Plan and 787 shares owned by Mr. Biggers' wife as to which he disclaims any beneficial ownership; with regard to Mr. Carmody, the shares shown include 25,705 shares owned jointly with his wife, 6,375 shares which Mr. Carmody may acquire upon the exercise of stock options and 4,338 shares allocated to his account under the Company's Stock Bonus Plan; with regard to Mr. Curtis VII, the shares shown include 400 shares which Mr. Curtis may acquire upon the exercise of stock options, 854 shares allocated to Mr. Curtis' account under the Company's Stock Bonus Plan, 53,006 shares voted by him as trustee and as to which he disclaims any beneficial ownership and 14,062 shares for which he shares voting and investment power; with regard to Mr. Gundeck, the shares shown include 3,200 shares which Mr. Gundeck may acquire upon the exercise of stock options and 287 shares allocated to his account under the Company's Stock Bonus Plan; and with regard to Mr. Huie, the shares shown include 787 shares owned by Mr. Huie's wife as to which he disclaims any beneficial ownership.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Executive Committee, a Compensation and Nominating Committee and an Audit Committee. During the fiscal year ended December 31, 1994, the Board of Directors held five meetings, the Executive Committee held two meetings, the Compensation and Nominating Committee held four meetings and the Audit Committee held two meetings. Attendance at meetings of the Board and its committees as a whole averaged 98%. Each director attended 75% or more of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which he served during such fiscal year.

     The Executive Committee is composed of Messrs. Biggers (Chairman), Carmody, Curtis and Gundeck. This committee, during intervals between meetings of the Board, may exercise the powers of the Board of Directors except with regard to a limited number of matters which include amending the Articles of

Incorporation or Bylaws of the Company, filling vacancies on the Board of Directors or any of its committees, approving or proposing to the shareholders action that is required to be approved by the shareholders, or approving a plan of merger that does not require shareholder approval. All actions of the Executive Committee are submitted for review and ratification by the full Board of Directors.

     The Compensation and Nominating Committee is composed of Messrs. Aderhold (Chairman), Ackerman, Harris and Northrop. This committee reviews the performance of all of the Company's executive officers, recommends to the Board the amount and form of all compensation of executive officers of the Company and recommends to the Board nominees for election to the Board of Directors. The Compensation and Nominating Committee will consider nominees for director recommended by shareholders if submitted to the Company in accordance with the procedures set forth in Article III, Section 2 of the Bylaws of the Company. See "Shareholder Proposals For 1996 Annual Meeting."

     The Audit Committee is composed of Messrs. Dickson (Chairman), Huie, Keller and Schmalzried. This committee is responsible for the review and evaluation of the Company's internal controls and accounting procedures and for the review of audit reports with the Company's independent auditors. In addition, this committee makes recommendations to the Board of Directors concerning the appointment of independent auditors.

DIRECTOR COMPENSATION

     Non-employee directors receive a quarterly retainer fee of $3,500 plus $1,000 for each meeting of the Board of Directors attended. Non-employee directors who are members of the Executive Committee, the Compensation and Nominating Committee or the Audit Committee receive $500 per meeting if in attendance, and non-employee Chairmen of these committees receive an additional fee of $500 per committee meeting if in attendance. Effective April 1, 1995, non-employee directors will receive a quarterly retainer fee of $3,750 plus $1,100 for each meeting of the Board of Directors attended and $750 for attendance at a committee meeting. Non-employee Chairmen of such committees will continue to receive an additional fee of $500 per committee meeting if in attendance. Directors who are salaried employees of the Company or any of its subsidiaries do not receive fees for their services as directors.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS. The Company maintains the Deferred Compensation Plan for Directors in which all directors of the Company are eligible to participate. If a director elects to participate, all fees otherwise payable to him for service on the Board of Directors will be deferred. At the election of each participant, amounts deferred under the plan prior to April 1, 1994, are treated as if invested under either a "cash deferral program" or a "phantom stock program." Under the cash deferral program, the deferred fees are credited with deemed interest at a rate determined from time to time by a committee appointed by the Board of Directors of the Company. Under the phantom stock program, the deferred fees are treated as if applied to purchase shares of Common Stock of the Company. A bookkeeping account is set up for the participant which is credited with a number of "stock units" equal to the number of shares of Common Stock that could have been purchased with the fees at the time of deferral. The number of stock units credited to the participant is adjusted periodically to account for dividends, stock splits and other events affecting the number of outstanding shares, as if the stock units were actual shares of Common Stock. All amounts deferred under the plan on or after April 1, 1994 are invested under the cash deferral program.

     Generally, a participant will receive payment of his benefit under the plan in quarterly installments over five years, in cash, beginning after he attains age 70 or, if later, after he retires or otherwise leaves the Board of Directors of the Company. The amount of each cash payment is determined, in the case of the cash deferral program, by the amount of fees deferred plus the interest accrued thereon or, in the case of the phantom stock program, by the number of stock units credited to the participant's account and the market value per share of the Company's Common Stock. If a participant dies before receiving full payment of his benefit under the plan, the remaining amount will be paid in a lump sum, in cash, to his beneficiary.

     None of the executive officers named in the Summary Compensation Table who also are directors of the Company receive fees for services as a director and therefore no amounts have been deferred for these individuals under the plan. Amounts deferred and accrued pursuant to the plan for all current directors who are not executive officers as a group totaled $109,625 for the 1994 fiscal year of the Company.

     DEFERRED COMPENSATION INVESTMENT PLAN (DIRECTORS). The Deferred Compensation Investment Plan (Directors) covers certain directors of the Company designated by the Board of Directors of the Company. Under the plan, each participant elects to defer, on a one-time basis, a specified amount of his fees for services as a director to be invested in the plan. The Company expects, but is not required, to invest the deferred funds in life insurance contracts. The maximum annual amount of benefit payable to a fully vested participant is specified in the participant's joiner agreement with the Company but may be reduced due to certain adverse changes in federal income tax provisions. A participant's vested benefit will never fall below the amount of the deferral, plus interest compounded at an annual rate of 12%.

     A participant is fully vested in the amount of his benefit (i) if he remains on the Board to age 60, (ii) if prior to retirement he suffers total and permanent disability or dies, or (iii) upon a change in control of the Company. Upon retirement or other termination of service after attaining age 60, a participant (or his beneficiary if he dies) generally will receive fixed monthly payments, beginning at the later of age 70 or retirement, for a period of ten years. If a participant dies before retirement, the participant's beneficiary will receive equal monthly installments of the participant's benefit over a ten year period. If a participant dies after payments commence, his benefit will be payable to his beneficiary for the remainder of the ten year payment period. If a participant terminates his service on the Board prior to attaining age 60 for reasons other than death or disability or commits suicide within two years after becoming a participant, he or his beneficiary will receive a lump-sum payment of the amount of compensation he has deferred, plus interest compounded at an annual rate of 12%.

     No amounts were paid under the plan for any of the current directors during the 1994 fiscal year of the Company.

     1993 DIRECTORS STOCK INCENTIVE PLAN. The 1993 Directors Stock Incentive Plan (the "1993 Plan") provides for the granting of Stock Rights (as defined below) to directors who are not otherwise compensated employees of the Company or its subsidiaries. Nine directors currently are eligible to participate in the 1993 Plan. The 1993 Plan is administered by those members of the Executive Committee of the Company who are not eligible to participate in the 1993 Plan (the "Committee"). The Committee has full authority to, among other things, determine the terms and provisions of the instruments by which grants of nonqualified stock options ("Options") and awards of restricted stock ("Restricted Stock") (collectively, "Stock Rights") are evidenced.

     The 1993 Plan provides that the Committee may grant Stock Rights with respect to a maximum of 150,000 shares of Common Stock. Shares underlying any Option granted under the 1993 Plan that expires or terminates without having been fully exercised may be added to the Common Stock otherwise available for grants of Stock Rights under the 1993 Plan.

     An eligible director may elect to receive an Option to purchase Common Stock of the Company in lieu of all or a portion of his director's retainer fee. The option price of each share of Common Stock underlying an

Option is one-half of the fair market value of a share of Common Stock on the date the Option is granted. The term of any Option granted under the 1993 Plan commences on the date the Option is granted and expires three months following the tenth anniversary of the date the Option is granted. Generally, no Option may be exercised for at least 12 months after the date of grant. Upon a change of control of the Company, however, all Options become immediately exercisable for the full number of shares. Upon exercise of an Option, payment must be made in full in cash or in shares of Common Stock already owned by the director or in a combination of cash and shares. Payment must equal the option price of the shares subject to the Option being exercised multiplied by the number of shares being purchased. Options granted under the 1993 Plan are not assignable except at death.

     Eligible directors under the 1993 Plan will receive an award or awards of Restricted Stock which will provide the recipient with immediate rights of ownership in the shares of Common Stock underlying the award. Awards are subject to conditions and restrictions as specified by the Committee. Each eligible director will receive Restricted Stock as follows: (i) upon an eligible director's initial election to the Board, an individual receives 200 shares of Restricted Stock; (ii) as of the date of the annual shareholders meeting which follows an employee director's (i.e., an ineligible director) retirement as an employee of the Company and continuance in his role as a director (therefore becoming an eligible director), an individual receives 200 shares of Restricted Stock; and (iii) upon beginning any term as a director of the Company, an individual receives 100 shares of Restricted Stock; provided, that upon the beginning date of his eighth three-year term, an individual receives 200 shares of Restricted Stock. No director will receive more than 1,000 shares of Restricted Stock. Generally, a recipient of Restricted Stock will become vested and will obtain a nonforfeitable interest in the Restricted Stock three years after the date of grant. Recipients of awards of Restricted Stock will have the right to vote the shares of Restricted Stock and to receive all dividends or other distributions paid or made with respect to the Restricted Stock; however, recipients shall not have the right to transfer, sell or assign the Restricted Stock until the lapse of the restrictions.

     The 1993 Plan became effective as of October 1, 1993 and will terminate upon action of the Board of Directors; provided, however, that no such termination will affect the rights of the Optionees who have outstanding Stock Rights without the consent of such Optionees.

     During the fiscal year ended December 31, 1994, the Committee granted Options to purchase 1,273 shares of Common Stock at an option price of $11.00 per share to each of the following directors of the Company: Messrs. Ackerman, Aderhold, Dickson, Huie, Keller and Northrop. During the fiscal year ended December 31, 1994, the Committee awarded 200 shares of Restricted Stock to each of the following directors of the Company: Messrs. Ackerman, Aderhold, Biggers, Dickson, Harris, Huie, Keller, Northrop and Schmalzried.

                             EXECUTIVE COMPENSATION

GENERAL

     Table 1 summarizes by various categories, for the fiscal years ended December 31, 1994, 1993 and 1992, the total compensation earned by (i) the Chief Executive Officer of the Company, (ii) each of the other executive officers of the Company who were serving as executive officers at December 31, 1994 and whose salary and bonus for the fiscal year ended December 31, 1994 exceeded $100,000, and (iii) one executive officer for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer of the Company at December 31, 1994 (collectively referred to as the "named executive officers"). For information regarding the various factors considered by the Compensation and Nominating Committee in recommending the compensation of the Chief Executive Officer of the Company and, generally, the other executive officers of the Company, see "Compensation and Nominating Committee Report" below.

                      TABLE 1: SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                      ANNUAL COMPENSATION              ------------
                            ----------------------------------------    SECURITIES
                                                        OTHER ANNUAL    UNDERLYING     ALL OTHER
     NAME AND                                           COMPENSATION     OPTIONS      COMPENSATION
PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)(1)      ($)(2)          (#)           ($)(3)
- - -------------------  ----   ----------   ------------   ------------   ------------   ------------
T. R. Carmody        1994     385,000       231,000        19,069          8,000         12,499
  Chairman and       1993     350,000        70,000            --          4,000         17,902
  Chief Executive    1992     320,000       128,000            --          4,000         17,854
  Officer
R. W. Gundeck        1994     237,500       122,500         8,100          4,000         12,705
  President and      1993     175,000        38,000            --          2,000         16,899
  Chief Operating    1992     140,000        42,000            --          1,200         14,765
  Officer
W. C. Downer         1994     157,000        58,875         1,944          1,707         10,715
  Vice President --  1993     148,000        24,000            --          1,200         13,177
  Finance            1992     139,000        34,800            --          1,200         14,648
R. A. LeFeber        1994     121,000        43,125            --          1,000          9,193
  Vice President --  1993     109,000        15,000            --          1,000          9,953
  Administration     1992     103,000        25,800            --          1,000         11,068
B. Rogers(3)         1994     113,000        42,375            --          1,000          8,988
  Vice President --  1993     107,000        14,700            --          1,000          9,735
  Information        1992     100,500        25,100            --          1,000         10,709
  Systems

- - ---------------

(1) Reflects cash bonus awards earned during the respective fiscal years for the achievement of performance criteria pursuant to the Annual Management Incentive Bonus Plan. (See "Compensation and Nominating Committee
     Report -- Executive Officer Compensation.")

(2) Reflects cash payments made in lieu of Company contributions to the Company's Profit Sharing Plan. All Other Compensation earned during fiscal 1994 includes the following: (i) Company contributions to both the Company's Profit Sharing Plan and the Company's Stock Bonus Plan: Mr. Carmody -- $9,375; Mr. Gundeck -- $9,375; Mr. Downer -- $9,375; Mr.
     LeFeber -- $8,125; and Mr. Rogers -- $7,981; (ii) premiums paid by the Company for life insurance policies, any proceeds of which are payable to the respective beneficiaries designated by the named executive officers:
     Mr. Carmody -- $3,124; Mr. Downer -- $1,340; Mr. LeFeber -- $1,068; and Mr. Rogers -- $1,007; and (iii) Company contributions to the American Business Products, Inc. Executive Retirement Plan: Mr. Gundeck -- $3,330.
(3) Mr. Rogers resigned as Vice President -- Information Systems effective November 15, 1994. (See "Executive Compensation -- Supplemental Retirement Income Plan" and "Executive Compensation -- Deferred Compensation Investment Plan (Executives).")

OPTION GRANTS

     Table 2 sets forth information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended December 31, 1994. Included in such information, in accordance with the rules and regulations of the Commission, is the potential realizable value of each option granted, calculated using the 5% and 10% option pricing model.

                   TABLE 2: OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL
                                                                                                     REALIZABLE
                                     INDIVIDUAL GRANTS                                            VALUE AT ASSUMED
- - --------------------------------------------------------------------------------------------       ANNUAL RATES OF
                                             % OF TOTAL                                              STOCK PRICE
                                              OPTIONS                                             APPRECIATION FOR
                        NUMBER OF            GRANTED TO      EXERCISE OR                             OPTION TERM
                  SECURITIES UNDERLYING     EMPLOYEES IN     BASE PRICE                          -------------------
     NAME         OPTIONS GRANTED(#)(1)     FISCAL YEAR        ($/SH)        EXPIRATION DATE      5%($)      10%($)
- - --------------    ---------------------     ------------     -----------     ---------------     -------     -------
T. R. Carmody             8,000                 19.55           19.75             6/8/04          99,520     251,200
R. W. Gundeck             4,000                  9.77           19.75             6/8/04          49,760     125,600
W. C. Downer              1,200                  2.93           19.75             6/8/04          14,928      37,680
                            507                  1.23           24.88            6/26/00           7,945      20,057
R. A. LeFeber             1,000                  2.44           19.75             6/8/04          12,440      31,400
B. Rogers                 1,000                  2.44           19.75             6/8/04          12,440      31,400

- - ---------------

(1) The indicated number of options were granted to the named executive officers on June 8, 1994 pursuant to the American Business Products, Inc. 1991 Stock Option Plan. Such options vest in increments, with 25% of the shares covered thereby becoming exercisable on the first anniversary of the date of grant, an additional 25% of the option shares becoming exercisable on each successive anniversary date, and full vesting occurring on the fourth anniversary date. In addition, a reload option for 507 shares was granted to Mr. Downer on March 21, 1994 pursuant to the American Business Products, Inc. 1981 Stock Option Plan and is fully exercisable.

     The exercise price of an option may be paid in cash, by delivery of already owned shares of Common Stock of the Company or by a combination thereof, subject to certain conditions. To the extent that the exercise price of an option is paid with shares of Common Stock of the Company, a reload option may be granted to the optionee. A reload option is an option granted for the same number of shares as is exchanged in payment of the exercise price and is subject to all of the same terms and conditions as the original option except for the exercise price which is determined on the basis of the fair market value of the Common Stock of the Company on the date the reload option is granted. One or more successive reload options may be granted to an optionee who pays for the exercise of a reload option with shares of Common Stock of the Company. Pursuant to the terms of the plans, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice options.

     The options were granted for a term of 10 years, subject to earlier termination upon occurrence of certain events related to termination of employment or change of control of the Company.

OPTION EXERCISES

     Table 3 sets forth the number of shares of Common Stock acquired upon the exercise of options by the named executive officers during the fiscal year ended December 31, 1994, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by unexercised options (both exercisable and unexercisable) as of December 31, 1994 and (ii) the respective values of "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at December 31, 1994.

      TABLE 3: AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                       EXERCISES DURING YEAR                                   FISCAL YEAR-END
                  --------------------------------     ---------------------------------------------------------------
                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                                                                YEAR END(#)                  FISCAL YEAR END($)(1)
                  SHARES ACQUIRED        VALUE         -----------------------------     -----------------------------
     NAME         ON EXERCISE(#)      REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- - --------------    ---------------     ------------     -----------     -------------     -----------     -------------
T. R. Carmody          3,750             15,813           6,375            14,125           18,563           26,188
R. W. Gundeck              0                 --           3,200             6,400           12,220           11,650
W. C. Downer             810              7,526           4,332             3,000           14,832            4,650
R. A. LeFeber              0                 --           4,347             2,550           30,526            4,150
B. Rogers                  0                 --           3,000             2,550           13,038            4,150

- - ---------------

(1) Certain exercisable and unexercisable options held by the named executive officers were not "in-the-money" at December 31, 1994.

     Set forth below is information regarding the Company's executive compensation plans under which the named executive officers have vested rights to receive future compensation but received no payments in 1994. Such amounts therefore are not included in the Summary Compensation Table.

SUPPLEMENTAL RETIREMENT INCOME PLAN

     The Supplemental Retirement Income Plan covers certain key executives of the Company and its subsidiaries who are designated by the Board of Directors of the Company. Upon retirement, a vested participant generally will receive fixed monthly cash payments for life, with guaranteed payments to the participant or his beneficiary for a minimum of 15 years. Annual payments generally are equal to 50% of the highest annual compensation (base salary plus bonus) paid to the participant during the last three years in which the participant received his annual salary prior to reaching age 62, but amounts payable under the plan are subject to dollar limits set by the Board for each participant. Similar death benefits and disability benefits

(with specified reductions) are payable beginning on the date of death or disability, respectively, if the participant dies prior to age 62 or becomes disabled. A participant is fully vested once (i) he attains age 62; (ii) the sum of his age and years of service equals or exceeds 75 years and he has attained at least age 60 while employed by the Company or any of its subsidiaries; (iii) if prior to retirement he dies or suffers total and permanent disability; (iv) if his employment is involuntarily terminated for a reason other than cause; or
(v) upon a change in control of the Company. A participant whose employment is voluntarily terminated between the ages of 55 and 60 is partially vested if the sum of his age and years of service exceeds 75. A participant terminated involuntarily for a reason other than for cause is treated as if he remains employed until his retirement (age 60 or 62, at the participant's election). Mr. Carmody is vested in benefits of $150,000 per year under the plan, and Mr. Rogers is vested in benefits of $50,000 per year under the plan.

DEFERRED COMPENSATION INVESTMENT PLAN (EXECUTIVES)

     The Deferred Compensation Investment Plan (Executives) covers certain key executives of the Company and its subsidiaries as designated by the Board of Directors of the Company. Under the plan, each participant elected to defer a specified amount of his 1985 annual compensation to be invested in the plan. The Company has invested the deferred funds in life insurance contracts. Under the plan, the Company may change its investments at any time. The maximum annual amount of benefit payable to a fully vested participant is specified in the participant's joiner agreement with the Company but may be reduced due to certain adverse changes in federal income tax provisions. A participant's vested benefit will never fall below the amount of the deferral, plus interest compounded at an annual rate of 12% (accrued to age 62).

     A participant is fully vested in the amount of his benefit (i) once he attains age 60 while actively employed by the Company or any of its subsidiaries; (ii) if prior to retirement, once he suffers total and permanent disability or dies; or (iii) upon a change in control of the Company. If a participant dies before actual retirement, the participant's beneficiary will receive equal monthly installments of the participant's benefit over a 15 year period. If a participant dies after payments commence, his benefit will be payable to his beneficiary for the remainder of the 15 year payment period. A participant may elect to receive his vested benefit as early as age 60 but such benefit will be actuarially reduced for each month that payments begin before age 62. If a participant voluntarily terminates his employment between ages 55 and 60 for reasons other than death or disability, he will receive a lump-sum distribution equal to the amount of compensation he has deferred, plus interest accrued at the annual compound rate of 15%. If a participant commits suicide within two years after becoming a participant, goes into competition with the Company or voluntarily terminates his employment before attaining age 55, he will receive a lump-sum distribution equal to the amount of his deferral, plus interest accrued at the annual compound rate of 12%. A participant whose employment is involuntarily terminated for a reason other than cause will be 100% vested in his benefit, which will be payable at age 60 or 62 as if he retired or, at his election, in a single lump-sum payment with interest accrued at the annual compound rate of 15%.

     Mr. Carmody is vested in benefits of $55,800 per year under the plan, and Mr. Rogers is vested in benefits of $32,400 per year under the plan.

COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report by the Compensation and Nominating Committee (the "Committee") of the Board of Directors discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report specifically reviews the Committee's guidelines in establishing the compensation of the Company's Chief Executive Officer as reported in the Summary Compensation Table and generally with respect to all executive officers. The Committee is composed entirely of independent, non-employee directors.

EXECUTIVE OFFICER COMPENSATION

     The Company's compensation programs for its executive officers are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package consisting of separate components, all of which are designed to enhance the Company's overall performance. These components are base salary, short-term incentive compensation and long-term incentive compensation.

     BASE SALARIES. In setting base salaries for the executive officers, the Committee considers survey-derived data concerning compensation paid by other bonus-paying companies that are similar in size to the Company and that manufacture nondurable goods. While some of the companies identified in the stock performance graph peer group index are included in these surveys, the Committee believes its competitors for executive talent are found outside of this group. As a matter of policy, base salaries are targeted at the 50th percentile of comparable companies. These targeted base salary levels provide the Committee a reference of competitive pay while allowing the Committee to approve base salaries slightly above or below the survey-derived pay on the basis of individual experience, performance and responsibilities. Performance is determined by the Chief Executive Officers' evaluation of how well each executive officer has fulfilled his or her responsibilities, taking into account actual performance as compared to the financial goals established for the Company. The Committee annually reviews the survey methodology and approves the targeted base salary levels for the executive officers. These pay levels are then used by the Chief Executive Officer in recommending base salaries for those executives reporting directly to him. These recommendations are considered by the Committee as it sets the base salaries for the executive officers.

     SHORT-TERM INCENTIVE COMPENSATION. Under the Company's Annual Management Incentive Bonus Plan (the "Bonus Plan"), the Company's executive officers and other key employees have the opportunity to earn annual performance bonuses. A threshold return of 9% on shareholders' equity must be achieved before any bonuses are earned regardless of individual or business unit performance.

     The bonuses paid for 1994 were based on the following factors: Company sales revenues of $563,133,497; income before special charge of $19,527,865; and attainment of predetermined individual goals. These financial measures accounted for approximately 80% of an executive's bonus, and the achievement of individual goals accounted for the remainder.

     The annual performance goals for the Company and each executive officer are recommended at the beginning of the fiscal year by the Chief Executive Officer and approved by the Committee. If performance goals are met or exceeded, the President could earn from 15% to 50% of base salary. The other executives reporting to the Chief Executive Officer could earn from 12.5% to 37.5% of base salary. Actual awards to the President and other officers in 1994 averaged 42.9% of base salary and are reflected in "Executive Compensation -- Table 1: Summary Compensation Table."

     LONG-TERM INCENTIVE COMPENSATION. The Company's long-term incentive compensation plan is based on the Company's 1981 Stock Option Plan and the 1991 Stock Option Plan. These plans promote ownership of the Company's Common Stock which, in turn, provide a common interest between the shareholders of the Company and executive officers of the Company. In establishing a long-term incentive compensation plan, the Committee concluded that target incentive compensation opportunities (in the form of stock option grants) should be established and that compensation paid under such stock option plan should be directly linked to the performance of the Company (as reflected by increases in the price of its Common Stock) and the contribution of the individual thereto.

     Options, usually granted annually, have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years. The number of options granted to executive officers is based on a review of grant levels at comparable companies by the Committee, which is charged with administering the option plans. Stock options granted to the named executive officers during the fiscal year ended December 31, 1994 and year-end option values are reflected in "Executive Compensation -- Table 2: Option Grants in Last Fiscal Year" and "Executive Compensation -- Table 3: Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation of the Company's Chief Executive Officer is consistent with the compensation philosophy of the Company and is targeted at the 50th percentile of comparable companies. In determining the size of the base salary component of Mr. Carmody's compensation, the Committee considers competitive industry pay practices, the Company's performance and Mr. Carmody's contribution to that performance. On the basis of the marketplace review and Mr. Carmody's performance in 1994, the Committee approved a base salary increase for him of 10% for fiscal 1994, thereby increasing his base salary to $385,000.

     In addition to his base salary, Mr. Carmody is eligible to receive annual incentive compensation pursuant to the Bonus Plan. Annual goals for Mr. Carmody are established by the Committee at the beginning of each fiscal year and are based on the same factors as are bonuses for all other executive officers. The annual bonus award has a significant effect on Mr. Carmody's total annual compensation. In fiscal 1994, the Company achieved record sales and earnings that far exceeded the goals set at the beginning of the fiscal year. Accordingly, for fiscal 1994, Mr. Carmody received a cash bonus award equal to 60% of his base salary. (See "Executive Compensation -- Table 1 -- Summary Compensation Table.") Mr. Carmody's annual bonus award reflects the Company's excellent results in fiscal 1994 under Mr. Carmody's strong leadership.

     Mr. Carmody also is entitled to receive long-term incentive compensation pursuant to the 1981 Stock Option Plan and the 1991 Stock Option Plan. The Committee, in its sole discretion, determines the amount of any award to be granted to Mr. Carmody. For fiscal 1994, Mr. Carmody was granted an incentive stock option pursuant to the 1991 Stock Option Plan to purchase 8,000 shares of Common Stock of the Company, representing a fair market value on the date of grant equal to approximately 41% of his base salary. (See "Executive Compensation -- Table 1 -- Summary Compensation Table" and "Executive Compensation -- Table 2 -- Option Grants in Last Fiscal Year.")

     The Committee believes the total compensation program for Mr. Carmody is competitive with that provided by comparable companies, is commensurate with the responsibilities of his office and reflects his personal contributions to the Company's performance.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE
COMPENSATION

     It is the responsibility of the Committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to these companies beginning in 1994. In this regard, the Committee must determine whether any actions with respect to this new limit should be taken by the Company. Given the Company's current level of executive compensation, it is not now necessary to consider this issue. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

Compensation and Nominating Committee: John E. Aderhold (Chairman), F. Duane Ackerman, Hollis L. Harris and G. Harold Northrop.

                            STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total shareholder return on the Common Stock of the Company with the cumulative total return of companies in the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and in a peer group index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG THE COMPANY, THE S&P 500 INDEX AND A PEER GROUP INDEX

                            AMERICAN
                            BUSINESS
   MEASUREMENT PERIOD       PRODUCTS,     S&P 500
  (FISCAL YEAR COVERED)       INC.         INDEX     PEER GROUP
12/31/89                           100          100          100
12/31/90                            96           97           76
12/31/91                           204          126           89
12/31/92                           213          136           89
12/31/93                           198          150          113
12/31/94                           183          152          112

Assumes $100 invested on December 31, 1989 in the Company's Common Stock, the S&P 500 Index, and the peer group index and also assumes dividend reinvestment. The peer group index is composed of the following companies: Duplex Products Inc., Ennis Business Forms, Inc., Moore Corporation Limited, New England Business Service, Inc., The Reynolds and Reynolds Company, The Standard Register Company and Wallace Computer Services, Inc.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Commission thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Commission and the Exchange. Executive officers, directors and persons owning more than ten percent of the Company's Common Stock are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 1994, all filing requirements applicable to its executive officers, directors, and owners of more than ten percent of the Company's Common Stock were complied with.

               PROPOSAL 2 -- AMENDMENT OF 1991 STOCK OPTION PLAN

BACKGROUND

     In 1991, the shareholders of the Company approved the 1991 Stock Option Plan (the "1991 SOP") pursuant to which the Company may grant stock options intended either to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"), or not to qualify as ISOs ("Non-ISOs") and stock appreciation rights ("SARs") to key employees of the Company and its subsidiaries. ISOs and Non-ISOs are hereinafter referred to as "Options."

     The Board of Directors believes that the 1991 SOP is a key element of the Company's executive compensation program because stock-based compensation promotes the identity of long-term interests between the Company's key employees and its shareholders. In addition, stock-based compensation aids the Company in attracting and retaining key employees and in stimulating the efforts of such employees for the success of the Company and its subsidiaries.

     In general, the purpose of the proposed amendments to the 1991 SOP is to permit the grant of restricted stock awards to key employees who have either exhibited extraordinary performance during any period or who have met certain pre-established long-term performance goals. The Board of Directors therefore has approved, subject to the approval of the shareholders, an amendment to the 1991 SOP to permit awards of restricted stock, to change the name of the plan and to increase the number of shares of Common Stock of the Company authorized for issuance under the 1991 SOP.

     A description of the terms of the existing 1991 SOP and the proposed amendments to the 1991 SOP is set forth below. These descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the text of the 1991 SOP and the proposed amendments thereto. A complete copy of the proposed amendments is set forth in Exhibit A to this Proxy Statement.

1991 STOCK OPTION PLAN

     Subject to the anti-dilution provisions of the 1991 SOP, the 1991 SOP provides that the Committee may grant Options and SARs (collectively, "Stock Rights") with respect to a maximum aggregate of 450,000 shares of Common Stock, less any shares issued by the Company to pay for SARs exercised by participants. Key employees of the Company and its subsidiaries, including officers and directors who are otherwise employees, are eligible for consideration for the granting of Stock Rights by the Compensation and

Nominating Committee of the Board of Directors of the Company (the "Committee"), which administers the 1991 SOP. Approximately 100 persons currently are eligible to participate in the 1991 SOP.

     Options granted under the 1991 SOP represent rights to purchase shares of Common Stock of the Company within a fixed period of time and at a specified price per share (the "option price"). No consideration is paid by an optionee to the Company for the grant of an Option. The option price of each share of Common Stock subject to an Option will be determined by the Committee. However, the option price may not be less than 100% (110% for shares subject to an ISO granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company or one of its subsidiaries) of the fair market value of the Common Stock at the time the Option is granted. The closing sale price of the Company's Common Stock on the New York Stock Exchange was $24 per share on March 10, 1995.

     Each Option granted under the 1991 SOP may be exercised on such dates, during such periods and for such number of shares as determined by the Committee. The term of any Option will be determined by the Committee, but the term may not exceed ten years from the date of grant (or five years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of outstanding stock of the Company or one of its subsidiaries). Generally, no Option may be exercised for at least 12 months after the date of grant.

     Options are exercisable in increments of 25% per year (cumulative), beginning after one full year of continued employment with the Company or a subsidiary following the grant of the Option. Upon the exercise of an Option, payment of the option price must be made in full in cash or in shares of Common Stock already owned by the optionee or in a combination of cash and shares.

     In the discretion of the Committee, any Option may be accompanied by rights to a reload Option. A reload Option may be granted to an optionee who pays for exercise of all or part of an Option with shares of Common Stock and represents an additional option to acquire the same number of shares of Common Stock as is used by the optionee to pay for the original Option. A reload Option is subject to all of the same terms and conditions as the original Option, except that the option price for the reload shares will be the fair market value per share of the Common Stock at the time the reload Option is granted.

     The Committee may grant SARs in tandem with the grant of any Option under the 1991 SOP. SARs entitle the holder to receive, upon the surrender of the related Option (or portion thereof), an amount equal to the excess of the fair market value of the shares of Common Stock subject to such Option (or portion thereof) over the option price of such shares. SARs may be exercised with respect to a maximum of 25% of the exercisable Option shares. SARs relating to an ISO must be granted concurrently with the grant of the ISO. No SARs may terminate later than the termination of the underlying Option.

     Upon the termination of an optionee's employment with the Company and its subsidiaries for any reason other than retirement, disability or death, any Option held by an optionee generally will terminate as of the date of termination of employment. If the optionee terminates employment due to a change of control of the Company, the Option shall terminate three months following the date of such termination of employment. If an optionee acquires shares of Common Stock by exercising his Options and his employment terminates within one year after such exercise for any reason other than death, disability or retirement, the Company may require the optionee to sell such shares back to the Company at the option price paid by the optionee.

     If an optionee retires from employment with the Company (including its subsidiaries) under the terms of a qualified retirement plan of the Company, any Option held by such optionee generally will remain exercisable for the balance of the term of the Option, but any ISO which remains unexercised three months after the optionee's retirement date will convert to a Non-ISO for the remainder of its term for tax treatment purposes. If an optionee's employment terminates due to disability, any Option held by such optionee generally must be exercised within the earlier to occur of the expiration date of the Option or one year following the date of such retirement. The optionee may exercise the Option only to the extent that the Option was exercisable on the date of the optionee's retirement unless the Committee, in its sole discretion, accelerates the vesting of the Option.

     If an optionee dies while in the employ of the Company (including its subsidiaries) or within three months after the date of his termination of employment due to retirement or termination due to disability, any Option granted to him may be exercised by his personal representatives, heirs or legatees on or before the earlier to occur of the expiration date of the Option or one year following the date of his death, to the extent that the Option would have been exercisable by the optionee at such time.

     In the event of a change of control of the Company, all Stock Rights become immediately exercisable for the full number of shares, the resale of stock requirement will not apply to exercises thereafter, and the term of each Option will be extended for three months following the optionee's termination of employment for reasons other than death, disability or retirement (providing such extension will not cause an ISO to exceed its maximum legal term).

1991 STOCK OPTION PLAN AMENDMENTS

     The Board of Directors proposes to amend the 1991 SOP to provide a method of rewarding certain key employees for extraordinary performance or attainment of pre-established long-term performance goals. The amendment will permit the Committee to grant restricted stock awards to key employees who have either exhibited extraordinary performance during any period or who have attained certain objective, long-term performance goals that have been pre-established by the Committee and communicated to the applicable key employees before the performance period has begun. Long-term performance generally will be measured over periods of not less than three years. The Committee may, at its discretion, appoint a subcommittee consisting only of outside directors of the Company to establish the long-term performance goals and award restricted stock upon attainment of those goals. The Committee (or its appointed subcommittee) will have sole discretion to determine the restrictions, if any, that will apply to the awarded stock. It is anticipated that stock awards for long-term performance will not have any substantial restrictions.

     In light of the provisions described above, the Board of Directors proposes to change the name of the 1991 SOP to the "American Business Products, Inc. Stock Incentive Plan" to more accurately reflect the purposes of the 1991 SOP, including the grants of options as incentives for short-term performance and the awards of restricted stock as incentives for long-term performance.

     As a result of the addition of the restricted stock feature to the 1991 SOP, the Board of Directors also proposes to increase the number of shares of Common Stock authorized for issuance under the 1991 SOP by 500,000 shares. As of March 7, 1995, options to purchase 135,175 shares of Common Stock were outstanding under the 1991 SOP. The Board of Directors believes that this increase in the number of shares of Common Stock authorized for issuance under the 1991 SOP will enable the Company to continue to attract and retain key employees of the Company and its subsidiaries and provide sufficient shares for grants under the 1991 SOP in the foreseeable future.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the consequences under the IRC in effect on the date hereof of the receipt or exercise of Stock Rights and awards of restricted stock under the 1991 SOP. This summary is not intended to be exhaustive.

     INCENTIVE STOCK OPTIONS. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the Common Stock pursuant to the exercise of the ISO.

     If an option holder disposes of the Common Stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

     The use of shares acquired upon exercise of an ISO to pay the option price of another option will be considered a disposition of the shares. If the disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as described above. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a Non-ISO or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of shares tendered (in payment of the option's exercise) is considered exchanged under IRC sec.1036 and the rulings thereunder; these new shares receive the same holding period and the same basis the option holder had in the tendered shares, if any, plus the amount included in income from the deemed sale of the tendered shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the tendered shares receives a basis of zero, and the option holder's holding period with respect to such shares commences upon exercise.

     An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a Non-ISO instead of an ISO.

     Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO, the amount by which the fair market value of a share of the Common Stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder's alternative minimum taxable income and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

     There will be no tax consequences to the Company upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, the Company generally will have a deduction in the same amount.

     NONQUALIFIED STOCK OPTIONS. Neither the Company nor the option holder has income tax consequences from the issuance of Non-ISOs. Generally, in the tax year when an option holder exercises Non-ISOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. The Company generally will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year in which or with which the option holder's tax year (of exercise) ends.

     If an option holder exercises a Non-ISO by paying the option price with previously acquired Common Stock, the option holder will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of shares tendered (in payment of the Non-ISO exercised) is considered to have been exchanged in accordance with IRC sec.1036 and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered. The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered.

     STOCK APPRECIATION RIGHTS. At the time an SAR is granted, an option holder will recognize no taxable income, and there are no tax consequences to the Company. The option holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash and the fair market value of the shares of the Common Stock received upon such exercise. The income recognized on exercise of an SAR will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction with respect to the exercise of an SAR in an amount equal to the amount of ordinary income recognized by the option holder upon such exercise.

     RESTRICTED STOCK. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

     A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election.

     LIMITATION ON COMPANY DEDUCTIONS. No federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company beginning on or after January 1, 1994, to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" are generally the chief executive officer of the Company and the four highest compensated officers of the Company whose annual salary and bonus exceeds $100,000, and the term "compensation" generally includes amounts includable in gross income as a result of the exercise of stock options, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is: (i) commission-based compensation, (ii) performance-based compensation,
(iii) compensation which would not be includable in an employee's gross income, and (iv) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

     Proposed regulations indicate that compensation attributable to a stock option will generally satisfy the limitation exception for performance-based compensation if the grant or award is made by a "compensation committee" (a committee composed of "outside" directors), the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options granted under the 1991 SOP may possibly satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options.

OPTIONS GRANTED UNDER THE 1991 STOCK OPTION PLAN

     Options were first granted under the 1991 SOP on June 5, 1991. Between that date and December 31, 1994, Options to purchase shares of Common Stock were granted to the named executive officers, all current executive officers as a group and to all employees (including all current officers who are not executive officers) as a group as follows: Mr. Carmody -- 20,500 shares; Mr.
Gundeck -- 8,400 shares; Mr. Downer -- 4,800 shares; Mr. LeFeber -- 4,200 shares; Mr. Rogers -- 4,200 shares; all current executive officers as a group (1 person) -- 2,950 shares; and all employees as a group -- 90,500 shares. All of such options were granted at the fair market value of the Company's Common Stock on the date of grant.

     No awards of restricted stock have been made under the 1991 SOP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE 1991 STOCK OPTION PLAN.

                  PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as independent auditors of the Company for the fiscal year ending December 31, 1995 and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Deloitte & Touche LLP (or its predecessor) has served as independent auditors of the Company since 1969 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider the appointment.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Shareholder proposals and director nominations intended to be presented at the 1996 Annual Meeting of Shareholders of the Company must be submitted to the Company in accordance with the procedures set forth in Article II, Section 1 and
Article III, Section 2, respectively, of the Bylaws of the Company. The effect of these provisions is that shareholders must submit such proposals and nominations in writing to the Company on or before November 20, 1995 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 1996 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, to the Secretary of the Company at 2100 RiverEdge Parkway, Suite 1200, Atlanta, Georgia 30328 (P. O. Box 105684, Atlanta, Georgia 30348).

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which properly may come before the Annual Meeting. However, if any other matter should be presented properly for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed proxy card(s) to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interests of the Company.

                                          By Order of the Board of Directors.

                                          Dawn M. Gray
                                          -------------------
                                          DAWN M. GRAY
                                          Secretary


Atlanta, Georgia
March 20, 1995

                             ---------------------

     The Company's 1994 Annual Report, which includes audited financial statements, has been mailed to shareholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                     [This page intentionally left blank.]

                                                                       EXHIBIT A

                                SECOND AMENDMENT
                                     TO THE
            AMERICAN BUSINESS PRODUCTS, INC. 1991 STOCK OPTION PLAN

               This Second Amendment to the American Business Products, Inc.
1991 Stock Option Plan (the "Plan") is made and entered into this      day of
               , 1995, by American Business Products, Inc. (the "Company").

               WHEREAS, at its meeting on February 8, 1995, the Board of Directors of the Company (the "Board") determined to amend to Plan: (i) to change the name of the Plan to the "American Business Products, Inc. 1991 Stock Incentive Plan"; (ii) to permit the Committee to grant restricted stock awards to certain key employees who have exhibited extraordinary performance or who have met certain long-term performance goals which have been established by the Committee before the performance period begins; and (iii) to increase the number of shares reserved for issuance under the Plan by 500,000 shares; and

               WHEREAS, the Board authorized the registration and listing of the additional shares reserved for issuance under the Plan; and

               WHEREAS, Section 10 of the Plan provides that the Company may amend the Plan upon Board approval;

               NOW, THEREFORE, the Plan is hereby amended as follows:

        1. The name of the Plan is hereby changed to the "American Business Products, Inc. 1991 Stock Incentive Plan."

        2. Section 3 of the Plan is hereby amended by changing the number "300,000" to "950,000."

        3.          A new Section 6A is hereby inserted in the Plan, following
Section 6 and before Section 7 of the Plan, to read as follows:

        "6A.        Restricted Stock.

                    Restricted Stock may be awarded to key employees from time to time and at such times as may be authorized by the Committee. At its discretion, the Committee may appoint a subcommittee composed only of outside directors of the Company to administer the awards of Restricted Stock. The Committee (or its appointed subcommittee) shall have the sole discretion to award Restricted Stock to a key employee either (i) as recognition of extraordinary performance on the Company's behalf, or (ii) as recognition for attainment of specified, objective, long-term performance goals.

                    The Committee (or its appointed subcommittee) may establish, in writing, certain objective, long-term performance goals for specified key employees, and upon attainment of those goals, may grant Restricted Stock (in an amount stated in the preestablished goals) to reward those key employees for their long-term performance. Long-term goals will be considered for performance periods of not less than three years. The Committee shall establish the objective, long-term performance goals and communicate such goals to the applicable key employees prior to the beginning of the performance period to be measured. As soon as practicable after the end of the performance period, the Committee shall ascertain whether such specified goals were met and, if so, shall certify in writing by approved minutes of its meeting that the performance goals were met, and shall then make an award of the prespecified number of shares of Restricted Stock to the key employee. The Committee may not increase the number of shares of Restricted Stock to be granted upon the attainment of the preestablished long-term performance goals; however, the Committee may, in its discretion, decrease or eliminate the award of Restricted Stock upon the attainment of the goals.

        An award of Restricted Stock shall provide a key employee with immediate rights of ownership in the shares of Common Stock underlying the award, but such shares shall be subject to such restrictions as the Committee shall specify and shall be subject to forfeiture by the key employee until the earlier of (i) the time such restrictions lapse or are satisfied, or (ii) the time such shares are forfeited. In its authorization of an award of Restricted Stock hereunder, the Committee shall specify the name of the key employee, the number of shares of Restricted Stock to be awarded and the restrictions to which such Restricted Stock shall be subject. The Committee then shall prepare a written agreement, executed and dated by the Company, evidencing such terms of the award (the "Restriction Agreement"). The Committee shall present such Restriction Agreement to the key employee. The failure of the key employee to execute the Restriction Agreement within 30 days after the date of the receipt of same shall render the Restriction Agreement and the underlying award of Restricted Stock null and void ab initio. Restriction Agreements and the Restricted Stock awarded thereby shall comply with and be subject to the following terms and conditions:

                (a) Key Employee and Number of Shares. Each Restriction Agreement shall state the name of the key employee and the total number of shares of the Common Stock to which it pertains.

                (b) Restrictions on Stock. The vesting of complete ownership rights in any Restricted Stock awarded pursuant to this Section shall be subject to such terms and conditions as the Committee may determine in its sole discretion; provided, no key employee shall be required to pay any consideration in the form of cash or other property as a condition to acquiring the Restricted Stock. A key employee shall vest and obtain a nonforfeitable interest in the Restricted Stock as of the date that the last of such terms and conditions is satisfied; provided, if such terms and conditions are not satisfied by the deadline, if any, designated by the Committee and specified in the Restriction Agreement, the portion of Restricted Stock still subject to such terms and conditions shall be forfeited and returned to the Company. The Committee, in its sole discretion, may provide for the lapse of the terms and conditions to which Restricted Stock is subject in installments, and may provide for different terms and conditions and/or a different restriction period with respect to each award, or any portion of an award, of Restricted Stock.

          (c)    Delivery of Restricted Stock.

                 (i) The Company shall make delivery of the shares of Restricted Stock within a reasonable period of time after execution of a Restriction Agreement; provided, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

                 (ii) Unless the certificates representing shares of the Restricted Stock are deposited with a custodian pursuant to Paragraph (iii) of this subsection, if applicable, each such certificate shall bear the following legend (in addition to any other restrictive legends required pursuant to Section 9):

                    "The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the American Business Products, Inc. 1991 Stock Incentive Plan and a Restriction
                    Agreement, dated    , 19    , between           and American
                    Business Products, Inc. The Plan and Restriction Agreement are on file in the office of the Secretary of American Business Products, Inc."

        Such legend shall be removed from any certificate evidencing such shares Restricted Stock as of the date that such shares become nonforfeitable.

                 (iii) As an alternative to delivering a stock certificate to the key employee pursuant to paragraph (ii) of this subsection, any certificate evidencing Restricted Stock may be deposited by the Company with a custodian to be designated by the Committee. The Company shall cause the custodian to issue to the key employee a receipt for any Restricted Stock deposited with it in accordance with this subsection. Such custodian shall hold the deposited certificates and deliver the same to the key employee in whose name the shares of Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

                 (iv) A key employee shall pay in cash (or have withheld from his or her compensation) an amount equal to the amount, if any, which the Company is required at any time to withhold under the income tax withholding provisions of the Code and of the income tax laws of the state of the key employee's residence.

               (d) Termination of Employment. Except as otherwise determined by the Committee and set forth in a Restriction Agreement, in the event that the employment of a key employee to whom Restricted Stock has been granted is terminated for any reason (including a termination by the Company whether or not for good cause and a termination by reason of the death, disability or retirement of the key employee) before satisfaction of the terms and conditions to which the Restricted Stock is subject, all shares of Restricted Stock still subject to restriction shall be forfeited and shall be reacquired by the Company.

               (e) Transfer. No shares of Restricted Stock shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of while such shares are still subject to restriction, except that, subject to Section 6A(d), such Restricted Stock may be bequeathed by will or transferred by operation of the laws of descent and distribution.

               (f) Waiver of Restrictions. If the Committee determines that, in cases of death, disability, retirement, or other circumstances determined by the Committee, a waiver of any or all remaining restrictions with respect to a key employee's Restricted Stock would be desirable, it may elect in its sole discretion to waive such remaining restrictions.


               (g) Rights as a Shareholder. Upon delivery of Restricted Stock to the key employee (or the custodian, if any), the key employee shall, except as set forth in Section 6A(e), have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and receive all dividends or other distributions paid or made with respect to the Restricted Stock. Until such delivery, the key employee shall have no rights as a shareholder."

     4. The effective date of this Second Amendment to the Plan shall be February 8, 1995.

     5. Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

               IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

                                         AMERICAN BUSINESS PRODUCTS, INC.

                                         BY:
                                         ---------------------------------------

                                         Title:
                                         ---------------------------------------

                                                                     APPENDIX A



REVOCABLE PROXY         AMERICAN BUSINESS PRODUCTS, INC.
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                    THE 1995 ANNUAL MEETING OF SHAREHOLDERS

   The undersigned hereby appoints W. J. Biggers and Henry Curtis VII, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of American Business Products, Inc. (the "Company") which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders, to be held at The Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Wednesday, April 26, 1995, at 11:00 a.m., Atlanta time, and at any and all adjournments thereof, as indicated below.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election as directors of the four nominees listed below to serve until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

                    / /   FOR ALL nominees listed below                                  / /   WITHHOLD AUTHORITY to vote for
                          (except as marked to the contrary below).                            all nominees listed below.

  INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

    THOMAS R. CARMODY, ROBERT W. GUNDECK, HOLLIS L. HARRIS AND W. STELL HUIE

2. Amendment of the American Business Products, Inc. 1991 Stock Option Plan to permit awards of restricted stock, to change the name of the plan and to increase the number of shares of Common Stock of the Company authorized for issuance under the plan.

               / / FOR          / / AGAINST          / / ABSTAIN

3. Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1995 fiscal year.

               / / FOR          / / AGAINST          / / ABSTAIN
   In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

      PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE

          (Continued, and to be signed and dated on the reverse side)

                        (Continued from the other side)

   THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

   If the undersigned elects to withdraw this proxy card on or before the time of the Annual Meeting or any adjournments thereof by notifying the Secretary of the Company in writing at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned may withdraw this proxy card in the manner described above, or by submitting a duly executed and later dated proxy card to the Secretary, or by appearing and voting in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date (March 7, 1995).

                                                 Please mark, date and sign
                                                 exactly as your name appears on
                                                 this proxy card. When shares
                                                 are held jointly, both holders
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee,
                                                 custodian or guardian, please
                                                 give your full title. If the
                                                 holder is a corporation or
                                                 partnership, the full corporate
                                                 or partnership name should be
                                                 signed by a duly authorized
                                                 officer.

                                                 Date:
                                                                           ,1995
                                                 --------------------------

                                                 -------------------------------

                                                            Signature

                                                 -------------------------------

                                                    Signature, if shares held
                                                             jointly

                                                                     APPENDIX B



REVOCABLE PROXY         AMERICAN BUSINESS PRODUCTS, INC.
                               STOCK BONUS TRUST

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1995 ANNUAL MEETING OF
                                  SHAREHOLDERS

   PURSUANT TO THE TERMS OF THE AMERICAN BUSINESS PRODUCTS, INC. STOCK BONUS PLAN (THE "PLAN"), THE SHARES OF COMMON STOCK TO WHICH THIS PROXY CARD RELATES MAY NOT BE VOTED IN PERSON AT THE ANNUAL MEETING.

   The undersigned hereby appoints Thomas R. Carmody, Henry Curtis VII and Robert W. Gundeck (as the Trustees of the American Business Products, Inc. Stock Bonus Trust), and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of American Business Products, Inc. (the "Company") allocated to the undersigned's account pursuant to the Plan which the undersigned is entitled to vote in connection with the 1995 Annual Meeting of Shareholders to be held on Wednesday, April 26, 1995, at 11:00 a.m., Atlanta time, and at any and all adjournments thereof, as indicated below.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election as directors of the four nominees listed below to serve until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

                    / /   FOR ALL nominees listed below                                  / /   WITHHOLD AUTHORITY to vote for
                          (except as marked to the contrary below).                            all nominees listed below.

  INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

    THOMAS R. CARMODY, ROBERT W. GUNDECK, HOLLIS L. HARRIS AND W. STELL HUIE

2. Amendment of the American Business Products, Inc. 1991 Stock Option Plan to permit awards of restricted stock, to change the name of the plan and to increase the number of shares of Common Stock of the Company authorized for issuance under the plan.

               / / FOR          / / AGAINST          / / ABSTAIN

3. Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1995 fiscal year.

               / / FOR          / / AGAINST          / / ABSTAIN

   In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

      PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE

          (Continued, and to be signed and dated on the reverse side)

                        (Continued from the other side)

   THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

   If the undersigned elects to withdraw this proxy card on or before the time of the Annual Meeting or any adjournments thereof and notifies the Trustees at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned may withdraw this proxy card in the manner described above or by submitting to the Trustees a duly executed and later dated proxy card.

                                                 Please mark, date and sign
                                                 exactly as your name appears on
                                                 this proxy card. When shares
                                                 are held jointly, both holders
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee,
                                                 custodian or guardian, please
                                                 give your full title. If the
                                                 holder is a corporation or
                                                 partnership, the full corporate
                                                 or partnership name should be
                                                 signed by a duly authorized
                                                 officer.

                                                 Date:
                                                                           ,1995
                                                 --------------------------


                                                 -------------------------------

                                                            Signature

                                                 -------------------------------

                                                    Signature, if shares held
                                                             jointly